MDU Resources Reports Second Quarter Earnings; Reaffirms 2017 Earnings Guidance

BISMARCK, N.D. — Aug. 1, 2017 — MDU Resources Group, Inc. (NYSE: MDU) today announced that a strong second quarter at its utility and construction services businesses partially offset a slow quarter at its construction materials business caused by weather-related delays and increased competition. Second quarter earnings from continuing operations were $43.8 million, or 22 cents per share, compared to second quarter 2016 earnings from continuing operations of $46.1 million, or 24 cents per share.

Including discontinued operations, MDU Resources reported second quarter earnings of $40.6 million, or 21 cents per share, compared to a loss of $109.3 million, or 56 cents per share, in second quarter 2016.

Highlights from the second quarter include:

•
Electric and natural gas utility earns $5.0 million, up from $200,000 in second quarter 2016 based on stronger natural gas utility results. Pipeline and midstream results consistent with second quarter 2016, absent results from Pronghorn assets sold in early 2017.

•
Construction services earnings up $5.4 million, a 77 percent increase on 18 percent revenue growth. Construction materials earns $21.2 million. Combined construction backlog approximately $1.4 billion, up 4 percent from second quarter 2016.

•	Company reaffirms earnings guidance range of $1.10 to $1.25.

“Our second quarter results emphasize the benefits of our two-platform business model. Colder temperatures across our natural gas utility service territories and higher workloads and margins at the construction services business helped offset some of the impacts that above-average precipitation had on several markets where our construction materials business operates,” said David L. Goodin, president and CEO of MDU Resources. “Our operations continue to perform well and we are optimistic about growth opportunities as we continue Building a Strong America.

“Construction services is off to a strong start with record year-to-date revenue of more than $635 million and significant earnings growth, so we are increasing our revenue guidance for this business to a range of $1.2 billion to $1.3 billion. Workload remains strong for our construction businesses, as evidenced by a combined backlog that's approximately 4 percent higher than this time last year. Both construction services and construction materials increased backlog since the first quarter, reflecting an active bidding environment. Our utility companies continue to experience customer growth and pursue regulatory recovery, including two recently filed natural gas rate cases.

Our pipeline and midstream business is moving forward with the Valley Expansion project and recently announced its Line Section 27 growth project, which has firm customer commitments backing the expansion.”

Business Unit Results
Regulated Energy Delivery
The electric and natural gas utility earned $5.0 million in second quarter 2017, compared to $200,000 in second quarter 2016. The utility's service territory experienced colder weather during the quarter, resulting in 19 percent higher natural gas retail sales volumes and higher retail sales margins, particularly in jurisdictions that do not have decoupling and weather normalization in place. Cost recovery through regulatory relief also contributed to the earnings growth. The electric utility saw an approximate 2 percent decline in retail sales volumes and recorded a true-up of interim rates to reflect the approved settlement of the North Dakota electric case. The utility continues to seek regulatory recovery for costs associated with upgrading and expanding facilities to meet customer demand. Customer growth is expected to average 1 to 2 percent per year.

Earnings at the pipeline and midstream business were $5.3 million for the second quarter, compared to $6.3 million in 2016. The decrease reflects the absence of earnings from the previously announced Jan. 1 sale of the company’s interest in the Pronghorn assets, for which the company received proceeds of approximately $100 million in the first quarter. Transportation volumes were up 7 percent for the quarter compared to last year, primarily in off-system deliveries.

Construction Materials and Services
The construction services business earned $12.4 million in the second quarter, up 77 percent from $7.0 million in 2016. The increase reflects higher earnings in all service lines, particularly in inside work where the company saw higher workloads and margins. With record year-to-date revenues of more than $635 million through June 30, revenue guidance has been increased to a range of $1.2 billion to $1.3 billion. Construction services backlog at the end of second quarter was $596 million, 17 percent higher than $508 million in the second quarter of 2016 and up from $529 million in the first quarter of 2017.

Second quarter 2017 earnings at the construction materials business were $21.2 million, compared to record second quarter earnings of $33.7 million in 2016. Although operations were impacted by above-average precipitation in a majority of markets and increased competition in some markets, the business was able to generate its second-best quarterly results for the second quarter since 2007. Due to the slow start to the construction season, revenue guidance has been lowered to a range of $1.8 billion to $1.9 billion. Construction materials backlog at the end of second quarter was $766 million, compared to $805 million for the same period in 2016 and up from $725 million in first quarter 2017.

Combined construction backlog of $1.4 billion at June 30 was up approximately 4 percent compared to the end of second quarter 2016.

Discontinued Operations and Other
The results of MDU Resources’ former exploration and production and refining businesses have been reported as discontinued operations. The company has included in the “other” category any continuing results from these businesses, such as general and administrative costs and interest expense.

Earnings Per Share Guidance
The company reaffirmed its 2017 earnings per share guidance in the range of $1.10 to $1.25.

Conference Call
MDU Resources will host a webcast at 2 p.m. EDT Aug. 2 to discuss second quarter 2017 earnings results. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay, available through Aug. 16, is 855-859-2056, or 404-537-3406 for international callers, conference ID 40930145.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Doran Schwartz, vice president and chief financial officer, 701-530-1750
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook
The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

GAAP Earnings

Business Line	Second Quarter 2017 Earnings	Second Quarter 2016 Earnings	YTD June 30, 2017 Earnings	YTD June 30, 2016 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$10.3	$6.5	$56.5	$48.3
Construction materials and services	33.6	40.7	21.0	32.2
Other and eliminations	(.1)	(1.1)	1.8	(2.6)
Earnings from continuing operations	43.8	46.1	79.3	77.9
Loss from discontinued operations, net of tax	(3.2)	(276.1)	(1.5)	(294.2)
Loss from discontinued operations attributable to noncontrolling interest	—	(120.7)	—	(131.7)
Earnings (loss) on common stock	$40.6	$(109.3)	$77.8	$(84.6)
Earnings (loss) per share:
Earnings from continuing operations	$.22	$.24	$.40	$.40
Discontinued operations attributable to the company, net of tax	(.01)	(.80)	—	(.83)
Earnings (loss) per share	$.21	$(.56)	$.40	$(.43)

On a consolidated basis, the following information highlights the key strategies, projections and certain assumptions for the company:

•	Earnings per share for 2017 are projected to be in the range of $1.10 to $1.25.

•	The company's long-term compound annual growth goal on earnings per share is 5 to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	The company focuses on creating value through vertical integration among its business units.

•	Estimated capital expenditures for 2017 through 2021 are noted in the following table:

Capital Expenditures
Business Line	2017 Estimated	2018 Estimated	2019 Estimated	2017 - 2021 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$121	$140	$110	$568
Natural gas distribution	143	134	147	667
Pipeline and midstream	43	57	120	389
	307	331	377	1,624
Construction materials and services
Construction materials and contracting	43	55	46	236
Construction services	12	9	10	52
	55	64	56	288
Other	3	2	2	11
Additional growth capital	150	150	—	300
Total capital expenditures	$515	$547	$435	$2,223
Note: Total capital expenditures is presented on a gross basis and excludes estimated net proceeds of $109 million in 2017, $6 million in 2018, $6 million in 2019, and $135 million overall for the years 2017-2021.

Capital expenditures for 2017 through 2021 include line-of-sight opportunities at the company's business units as well as additional growth capital. This additional growth capital is not allocated to a specific business unit and will be invested based on the risk-adjusted return potential of opportunities that are identified by the company's business development team.

Based on the current level of capital expenditures and other key assumptions in the 2017 financial forecast, the company is not planning to issue equity this year. Estimated operating cash flows from operations are $425 million to $475 million in 2017.

Regulated Energy Delivery

Electric
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in millions, where applicable)
Operating revenues	$74.6	$73.8	$162.8	$156.8
Operating expenses:
Electric fuel and purchased power	16.8	15.9	38.6	37.9
Operation and maintenance	28.9	28.8	57.0	55.8
Depreciation, depletion and amortization	11.4	12.4	23.4	25.3
Taxes, other than income	3.9	3.3	7.4	6.6
	61.0	60.4	126.4	125.6
Operating income	13.6	13.4	36.4	31.2
Earnings	$7.8	$8.0	$22.2	$19.2
Retail sales (million kWh):
Residential	225.7	235.5	581.5	559.1
Commercial	348.0	342.6	744.9	716.3
Industrial	120.4	132.2	262.3	275.9
Other	24.8	21.8	47.2	43.2
	718.9	732.1	1,635.9	1,594.5
Average cost of electric fuel and purchased power per kWh	$.021	$.020	$.022	$.022

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$131.6	$112.8	$474.1	$412.2
Operating expenses:
Purchased natural gas sold	64.1	54.0	278.5	236.1
Operation and maintenance	38.8	38.3	79.7	77.1
Depreciation, depletion and amortization	17.2	16.6	34.2	32.9
Taxes, other than income	10.4	9.6	29.1	26.4
	130.5	118.5	421.5	372.5
Operating income (loss)	1.1	(5.7)	52.6	39.7
Earnings (loss)	$(2.8)	$(7.8)	$25.1	$17.5

Natural Gas Distribution
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Volumes (MMdk)
Sales:
Residential	8.3	6.9	36.5	30.3
Commercial	6.0	5.1	25.1	20.7
Industrial	1.0	.9	2.5	2.2
	15.3	12.9	64.1	53.2
Transportation:
Commercial	.4	.4	1.1	.9
Industrial	28.2	30.1	66.2	70.9
	28.6	30.5	67.3	71.8
Total throughput	43.9	43.4	131.4	125.0
Degree days (% of normal)*
Montana-Dakota/Great Plains	96%	96%	97%	83%
Cascade	91%	56%	111%	80%
Intermountain	116%	81%	111%	92%
* Degree days are a measure of the daily temperature-related demand for energy for heating.
The combined utility businesses reported earnings of $5.0 million in the second quarter of 2017, compared to $200,000 for the same period in 2016. This increase reflects higher natural gas distribution retail sales margins largely resulting from 19 percent higher retail sales volumes to all customer classes, primarily colder weather in all regions and customer growth, as well as approved rate recovery; offset in part by decoupling and weather normalization in certain jurisdictions. The increase also reflects higher natural gas transportation margins. Also included in the utility earnings were lower electric retail sales margins due to 2 percent lower retail sales volumes, largely offset by approved rate increases. The second quarter also reflects the effects of a true-up of interim rates related to the approved settlement of the North Dakota electric case.
The following information highlights the key growth strategies, projections and certain assumptions for the utility segments:

•
The company expects to grow its rate base by approximately 4 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 12 percent compounded annually over the past five-year period. The utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, and electric and natural gas distribution. Rate base at Dec. 31, 2016, was $1.9 billion.

•	The company expects its customer base to grow by 1 to 2 percent per year.

•
In June 2016, the company, along with a partner, began a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, about 160 miles. The project has been approved as a Midcontinent Independent System Operator multivalue project. All of the necessary easements have been secured. The company's total capital investment in this project is expected to be in the range of $150 million to $170 million. The company expects this project to be completed in 2019.

•	In December 2016, the company signed a 25-year agreement to purchase power from the expansion of the Thunder Spirit Wind farm in southwest North Dakota. The agreement includes an option to buy the project at the close of construction. The expansion of the Thunder Spirit Wind farm will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy and, if purchased, will increase the company's generation portfolio from approximately 22 percent renewables to 27 percent. The original 107.5-MW Thunder Spirit Wind farm includes 43 turbines; it was purchased by the company in December 2015. The expansion will include 13 to 16 turbines, depending on the turbine size selected. It is expected to be on line in December 2018. Construction costs for the project are estimated to be $85 million. In June 2017, the company filed with the North Dakota Public Service Commission an advance determination of prudence for the purchase of this expansion.

•
In June 2017, the company filed its 2017 North Dakota Electric Integrated Resource Plan. The plan includes the proposed purchase of the Thunder Spirit Wind farm expansion project and the development and design of a large combined-cycle natural gas-fired facility.

•	The company is involved in a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•	Regulatory actions
Completed Cases:
Since Jan. 1, 2017, the company has received approval on final rate increases totaling $33.0 million in annual revenue. This includes electric rate proceedings in Montana, North Dakota, South Dakota, Wyoming and before the Federal Energy Regulatory Commission, and natural gas proceedings in Idaho, Minnesota, Montana and Oregon. Recently approved final rates include:

◦
On June 16, 2017, the NDPSC approved the settlement agreement filed by the company on April 7, 2017, as it relates to the electric general rate case application filed on Oct. 14, 2016. The approved settlement agreement includes a net increase of approximately $7.5 million or 3.7 percent above previously approved final rates; a true-up of the return on equity used in the interim renewable resource cost adjustment, the electric generation resource recovery and transmission cost adjustment riders of 9.45 percent; a return on equity of 9.65 percent for base rates and the renewable resource cost adjustment rider on a go-forward basis; and a return on equity of 9.45 percent through Dec. 31, 2019, for the natural gas-fired internal combustion engines and associated facilities included in the electric generation resource recovery rider. Final rates are less than the interim rates currently in effect; therefore, the company will refund the difference to customers.

Pending Cases:
The company is requesting rate increases totaling $13.9 million in annual revenue. Cases recently filed include:

◦
On May 31, 2017, the company filed an application with the Washington Utilities and Transportation Commission for an annual pipeline replacement cost recovery mechanism of approximately $1.6 million or approximately 0.75 percent of additional revenue. The requested increase includes incremental pipeline replacement investments associated with qualifying pipeline integrity projects. If approved, rates will be effective Nov. 1, 2017. This matter is pending before the WUTC.

◦
On June 30, 2017, the company filed an application for advance determination of prudence and a certificate of public convenience and necessity with the NDPSC to purchase an expansion of the Thunder Spirit Wind farm. The advance determination of prudence would provide the company with assurance that the project is prudent and in the best interest of the public and assists in the recovery of the company's investment upon completion of the project. The expansion is expected to serve customers by the end of 2018 and is estimated to cost approximately $85 million.

◦
On July 21, 2017, the company filed an application with the NDPSC for a natural gas rate increase of approximately $5.9 million or approximately 5.4 percent above current annual revenues. The requested increase is primarily to recover the increased investment in distribution facilities to enhance system safety and reliability and the depreciation and taxes associated with the increase in investment. The company is introducing a System Safety Integrity Program and the proposed adjustment mechanism required to fund the SSIP. The company has requested an interim increase of approximately $4.6 million or approximately 4.2 percent, subject to refund. This matter is pending before the NDPSC.

◦
On July 31, 2017, the company filed an application with the WUTC for a natural gas rate increase of approximately $5.9 million annually or approximately 2.7 percent above current rates. The requested increase includes costs associated with increased infrastructure investment and the associated operating expenses. Also included in the request is recovery of operation and maintenance costs associated with a maximum allowable operating pressure validation plan. This matter is pending before the WUTC.

For a further discussion on the company's regulatory matters, refer to Item 1 - Notes to Consolidated Financial Statements in the company's most recent Form 10-Q.

Pipeline and Midstream
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$30.2	$36.3	$58.3	$69.7
Operating expenses:
Operation and maintenance	13.7	15.1	27.2	29.0
Depreciation, depletion and amortization	4.1	6.1	8.2	12.4
Taxes, other than income	3.1	3.1	6.1	5.8
	20.9	24.3	41.5	47.2
Operating income	9.3	12.0	16.8	22.5
Earnings	$5.3	$6.3	$9.2	$11.6
Transportation volumes (MMdk)	79.4	74.1	146.5	149.4
Natural gas gathering volumes (MMdk)	4.1	5.0	8.0	9.9
Customer natural gas storage balance (MMdk):
Beginning of period	15.0	14.5	26.4	16.6
Net injection (withdrawal)	10.1	13.6	(1.3)	11.5
End of period	25.1	28.1	25.1	28.1

The pipeline and midstream segment reported earnings of $5.3 million in the second quarter of 2017, compared to $6.3 million for the same period in 2016. The earnings decrease reflects lower gathering and processing earnings due to the sale of Pronghorn in January 2017, partially offset by lower interest expense due to lower debt balances.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In September 2016, the company secured sufficient capacity commitments and started survey work on a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. The Valley Expansion project will connect the Viking Gas Transmission Company pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. Cost of the expansion is estimated at $55 million to $60 million. The project, which is designed to transport 40 million cubic feet of natural gas per day, is under the jurisdiction of the FERC. In October 2016, the company received FERC approval on its pre-filing for the Valley Expansion project. With minor enhancements, the pipeline will be able to transport significantly more volume if required, based on capacity requested or as needed in the future as the region's demand grows. Following receipt of necessary permits and regulatory approvals, construction is expected to begin in 2018 with completion expected late that same year.

•
The Charbonneau and Line Section 25 expansion projects, which include a new compression station as well as other compression additions and enhancements at existing stations, were placed into service in the second quarter of 2017. The company has signed long-term agreements supporting the expansion projects.

•
In June 2017, the company announced plans to complete a Line Section 27 expansion project. The project will include approximately 13 miles of new pipeline and associated facilities. The project, as designed, will increase capacity by over 200,000 dekatherms per day and bring total capacity to over 600,000 dk per day. The project is expected to be placed in-service in the fall of 2018. The company has signed long-term contracts supporting this expansion and expects construction costs to range from $27 million to $30 million.

•	The company continues to focus on growing and improving existing operations through organic projects to become the leading pipeline company and midstream provider in all areas in which it operates.

Construction Materials and Services

Construction Materials and Contracting
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(Dollars in millions)
Operating revenues	$501.6	$541.4	$702.5	$751.3
Operating expenses:
Operation and maintenance	437.2	456.6	643.1	661.2
Depreciation, depletion and amortization	14.4	14.8	28.1	29.9
Taxes, other than income	12.0	11.9	20.9	21.4
	463.6	483.3	692.1	712.5
Operating income	38.0	58.1	10.4	38.8
Earnings	$21.2	$33.7	$1.3	$19.2
Sales (000's):
Aggregates (tons)	7,374	7,659	10,879	11,285
Asphalt (tons)	1,830	2,213	2,045	2,452
Ready-mixed concrete (cubic yards)	1,037	1,050	1,599	1,694

Construction Services
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$336.3	$286.0	$635.9	$542.0
Operating expenses:
Operation and maintenance	300.1	260.7	569.7	494.3
Depreciation, depletion and amortization	4.0	3.8	8.0	7.6
Taxes, other than income	11.5	9.7	24.8	20.4
	315.6	274.2	602.5	522.3
Operating income	20.7	11.8	33.4	19.7
Earnings	$12.4	$7.0	$19.7	$13.0

The combined construction materials and services businesses reported earnings of $33.6 million in the second quarter of 2017, compared to $40.7 million in 2016.
The construction services business reported an increase in earnings of $5.4 million as compared to second quarter 2016 due to higher inside workloads and margins, largely due to an increase in the number and size of projects that moved into full construction during the quarter, as well as higher outside margins. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs.
The construction materials business reported a decrease in earnings of $12.5 million as compared to second quarter 2016, which reflects lower asphalt product volumes and margins, primarily due to weather-related delays, increased competition and increasing material costs. Also contributing to the decrease was lower construction margins primarily due to lower revenues resulting from poor weather conditions that caused a delay in the start of projects.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•	The construction services work backlog at June 30 was $596 million, compared to $508 million a year ago.

•	The construction materials backlog at June 30 was $766 million, compared to $805 million a year ago.

•
Projected revenues included in the company's 2017 earnings guidance are in the range of $1.8 billion to $1.9 billion for construction materials and $1.2 billion to $1.3 billion for construction services.

•	The company anticipates margins in 2017 to be slightly lower at construction materials as compared to 2016 and construction services' 2017 margins are expected to be comparable to 2016.

•
Construction materials expects public sector workload growth as anticipated new state and local infrastructure spending initiatives are introduced. California's $52.4 billion Road Repair and Accountability Act of 2017, and the $5.3 billion transportation package in Oregon, are expected to drive demand in both the near and far term.

•
The construction services business continues to pursue opportunities for expansion in energy projects such as petrochemical, transmission, substations, utility services and renewables. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As one of the country's largest sand and gravel producers, construction materials will continue to strategically manage its 1.0 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the 13th-largest specialty contractor, as ranked on Engineering News-Record’s 2016 Top 600 Specialty Contractors list, construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Other

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In millions)
Operating revenues	$1.9	$2.1	$4.0	$4.1
Operating expenses:
Operation and maintenance	4.4	2.2	5.6	3.9
Depreciation, depletion and amortization	.5	.5	1.1	1.0
Taxes, other than income	—	—	.1	.1
	4.9	2.7	6.8	5.0
Operating loss	(3.0)	(.6)	(2.8)	(.9)
Loss	$(2.2)	$(1.1)	$(2.5)	$(2.6)

Included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations. Other loss increased $1.1 million primarily due to a loss on the disposition of certain assets offset in part by lower interest expense due to the repayment of long-term debt with the sale of the remaining exploration and production assets.

Discontinued Operations

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2017		2016	2017		2016
	(In millions)
Income (loss) from discontinued operations before intercompany eliminations, net of tax	$(1.1)		$(285.1)	$2.8		$(303.3)
Intercompany eliminations	(2.1)	*	9.0	(4.3)	*	9.1
Loss from discontinued operations, net of tax	(3.2)		(276.1)	(1.5)		(294.2)
Loss from discontinued operations attributable to noncontrolling interest	—		(120.7)	—		(131.7)
Loss from discontinued operations attributable to the company, net of tax	$(3.2)		$(155.4)	$(1.5)		$(162.5)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations, are included in income (loss) from discontinued operations.
The company's discontinued operations reported a loss of $3.2 million in the second quarter of 2017, compared to a loss of $155.4 million in 2016. The decreased loss was largely due to the absence in 2017 of a loss associated with the sale of the refining business, which was sold in June 2016.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance, other financial and business projections, and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of pipelines and power generation and transmission facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•
Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain cost effective financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•
The company's electric and natural gas transmission and distribution operations involve risks that may result in accidents. These events and pipeline safety regulation costs could adversely affect the company's business and its results of operations and cash flows.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	The company may be subject to potential material liabilities relating to the past sale of assets or businesses, primarily arising from events prior to sale.

Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

•	Acquisition, disposal and impairments of assets or facilities.

•	Changes in operation, performance and construction of plant facilities or other assets.

•	Changes in present or prospective generation.

•	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

•	The availability of economic expansion or development opportunities.

•	Population growth rates and demographic patterns.

•	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

•	The cyclical nature of large construction projects at certain operations.

•	Changes in tax rates, policies or tax reform.

•	Unanticipated project delays or changes in project costs, including related energy costs.

•	Unanticipated changes in operating expenses or capital expenditures.

•	Labor negotiations or disputes.

•	Inability of the contract counterparties to meet their contractual obligations.

•	Changes in accounting principles and/or the application of such principles to the company.

•	Changes in technology.

•	Changes in legal or regulatory proceedings.

•	The ability to effectively integrate the operations and the internal controls of acquired companies.

•	The ability to attract and retain skilled labor and key personnel.

•	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K.

MDU Resources Group, Inc.
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,067.6	$1,043.9	$2,005.6	$1,904.2
Operating expenses:
Electric fuel and purchased power	16.8	15.9	38.6	37.9
Purchased natural gas sold	57.7	47.4	250.6	208.5
Operation and maintenance	820.9	799.8	1,378.2	1,317.0
Depreciation, depletion and amortization	51.6	54.2	103.0	109.1
Taxes, other than income	40.9	37.6	88.4	80.7
	987.9	954.9	1,858.8	1,753.2
Operating income	79.7	89.0	146.8	151.0
Other income	.8	.9	1.8	1.9
Interest expense	20.8	22.3	41.1	45.1
Income before income taxes	59.7	67.6	107.5	107.8
Income taxes	15.3	21.3	27.5	29.6
Income from continuing operations	44.4	46.3	80.0	78.2
Loss from discontinued operations, net of tax	(3.2)	(276.1)	(1.5)	(294.2)
Net income (loss)	41.2	(229.8)	78.5	(216.0)
Loss from discontinued operations attributable to noncontrolling interest	—	(120.7)	—	(131.7)
Loss on redemption of preferred stocks	.6	—	.6	—
Dividends declared on preferred stocks	—	.2	.1	.3
Earnings (loss) on common stock	$40.6	$(109.3)	$77.8	$(84.6)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.22	$.24	$.41	$.40
Discontinued operations attributable to the company, net of tax	(.01)	(.80)	(.01)	(.83)
Earnings (loss) per common share – basic	$.21	$(.56)	$.40	$(.43)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.22	$.24	$.40	$.40
Discontinued operations attributable to the company, net of tax	(.01)	(.80)	—	(.83)
Earnings (loss) per common share – diluted	$.21	$(.56)	$.40	$(.43)
Dividends declared per common share	$.1925	$.1875	$.3850	$.3750
Weighted average common shares outstanding – basic	195.3	195.3	195.3	195.3
Weighted average common shares outstanding – diluted	196.0	195.7	196.0	195.7

	June 30,
	2017		2016
	(Unaudited)
Other Financial Data
Book value per common share	$11.79		$11.38
Market price per common share	$26.20		$24.00
Dividend yield (indicated annual rate)	2.9%		3.1%
Price/earnings from continuing operations ratio (12 months ended)	22.0	x	23.5	x
Market value as a percent of book value	222.2%		210.9%
Net operating cash flow (year to date)*	$139		$103
Total assets*	$6,230		$6,352
Total equity*	$2,303		$2,238
Total debt*	$1,761		$1,987
Capitalization ratios:
Total equity	56.7%		53.0%
Total debt	43.3		47.0
	100.0%		100.0%
    * In millions